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                  [Letterhead of Delta Financial Corporation]

NEWS ANNOUNCEMENT

CONTACT:
Hugh Miller
President and Chief Executive Officer     David C. Collins
Delta Financial Corporation               Jaffoni & Collins Incorporated
516/364-8500                              212/505-3015 or dccollins@earlink.net

FOR IMMEDIATE RELEASE

              DELTA FINANCIAL PRICES $150 MILLION OF SENIOR NOTES

Woodbury, NY, (July 21, 1997) - Delta Financial Corporation (NYSE: DFC) announced that it has commenced a $150 million offering of senior notes with a coupon of 9.5% and a maturity of August 1, 2004. The notes were priced at 99.517 to yield 9.595%. It is anticipated that the notes will be rated B+ by Standard & Poor's Ratings Service, B1 by Moody's Investors Services and BB- by Fitch Investors Service.

The net proceeds from the offering will be used to repay outstanding indebtedness, to fund future loan originations and purchases, to support securitization transactions, to fund the expansion of Delta's Fidelity Mortgage retail network and for general corporate purposes.

The offering is being managed by an underwriting group led by Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers and Smith Barney Inc.

Founded in 1982, Delta Financial Corporation is a Woodbury, NY-based specialty consumer finance company engaged in originating, acquiring, selling and servicing non-conforming home equity loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. The Company originates home equity loans primarily in 21 states through a network of approximately 1,000 brokers and correspondents as well as through its recently acquired Fidelity Mortgage retail operations.

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